Exhibit 10.3

STOCK PURCHASE AGREEMENT

BY

AND

AMONG

CEDARBURG PHARMACEUTICALS, INC.,

PURCHASER,

INB: HAUSER PHARMACEUTICAL SERVICES, INC.,

COMPANY,

INB: PAXIS PHARMACEUTICALS, INC.,

AND

INTEGRATED BIOPHARMA, INC.,

SELLER,

DATED: March 17, 2009

i

EXHIBITS

Exhibit A	Capitalization Table
Exhibit B	Secretary's Certificate for the Company
Exhibit C	Secretary's Certificate for the Purchaser
Exhibit 2.01(a)(ii)	Promissory Note

SCHEDULES

Schedule 5.01	Jurisdictions
Schedule 5.04(b)	No Conflicts - Company
Schedule 5.05(a)	Financial Statements
Schedule 5.06(a)	Absence of Certain Changes
Schedule 5.07(b)	Encumbrances and Location of Assets
Schedule 5.07(c)	Location of Inventory
Schedule 5.07(d)	Intellectual Property
Schedule 5.07(e)(ii)	Leased Real Property
Schedule 5.08(a)	Validity of Accounts Receivable
Schedule 5.09(a)	Tax Matters
Schedule 5.10(a)	Permits
Schedule 5.11	Employees
Schedule 5.12(a)	Pending or Settled Employment Claims
Schedule 5.12(b)	Collective Bargaining Agreements
Schedule 5.12(c)	Labor Matters
Schedule 5.13(a)	Employee Plans
Schedule 5.13(b)	Pension Plans and Multiemployer Plans
Schedule 5.13(d)	Acceleration or Creation of Rights
Schedule 5.14	Material Contracts
Schedule 5.15	Validity and Breaches of Material Contracts
Schedule 5.16(a)	Compliance with Legal Requirements
Schedule 5.16(b)	Lawsuits
Schedule 5.16(c)	Injunctions and Orders
Schedule 5.17	Insurance Policies
Schedule 5.18	Environmental Matters
Schedule 5.19	Brokers, Finders, Investment Bankers
Schedule 5.20(a)	Acquisitions and Divestitures
Schedule 5.21	Officers, Directors and Bank Accounts
Schedule 5.23	Liabilities

STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 17th day of March, 2009 (the "Effective Date"), by and among CEDARBURG PHARMACEUTICALS, INC., a Delaware corporation ("Purchaser"), INB: HAUSER PHARMACEUTICAL SERVICES, INC. ("the "Company"), a Delaware corporation, and INTEGRATED BIOPHARMA, INC., the sole stockholder of the Company and a Delaware corporation (the "Seller") and INB: PAXIS PHARMACEUTICALS, INC., a Delaware corporation and a wholly owned subsidiary of the Company ("Paxis").

RECITALS

WHEREAS, the Seller owns all of the shares of capital stock of the Company issued and outstanding as of the Effective Date, as further set forth on Exhibit A attached hereto (the "Shares"); and

WHEREAS, the Company operates a business which (i) engages in the extraction, isolation, purification and synthetic modification of natural products from plant, marine, and microbial sources, and (ii) provides research, process development, analytical, manufacturing, compliance and consulting services for the production of compounds from natural raw materials for the pharmaceutical, dietary supplement and fine chemical industries, and (iii) manufactures and markets the generic active pharmaceutical ingredient Paclitaxel (collectively, the "Business"); and

WHEREAS, the Company, as of January 31, 2009, acquired substantially all of the assets which comprise the operating businesses of Paxis and certain liabilities of Paxis, as more fully set forth in the Purchase Agreement dated January 31, 2009 among Seller, Paxis and the Company (the "Purchase Agreement"); and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of the Shares on the terms and conditions set forth in this Agreement (the "Acquisition").

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
TERMS OF PURCHASE AND SALE

Section 1.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing and for the Purchase Price, as defined in Section 2.01, the Seller shall sell, transfer, assign and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Shares owned by the Seller, free and clear of all Encumbrances.

ARTICLE II
PURCHASE PRICE
Section 2.01 Purchase Price.

(a)           For purposes of this Agreement, the "Purchase Price" shall be $1,500,000.00 (the "Purchase Price"). The Purchase Price shall be paid as follows:

(i)           $1,160,000.00 shall be paid by wire transfer of immediately available funds to such account or accounts as specified by the Seller.

(ii)           $340,000.00 payable in accordance with the terms and conditions of a Promissory Note, attached hereto as Exhibit 2.01 (a) (ii).

ARTICLE III
CLOSING
Section 3.01 Closing Date and Deliveries.

(a) The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Herrick, Feinstein LLP, 1 Gateway Center, Newark, New Jersey 17102, on March 17, 2009, or on such other date as the Purchaser and the Seller may mutually agree (the on which the Closing actually occurs referred to herein as the "Closing Date"). The Closing shall be deemed to be effective as of the close of business on the Closing Date.

(b)          At the Closing, in exchange for the Shares, the Purchaser shall cause:

(i)             the Purchase Price to be paid to the Seller and such other Persons as designated by the Seller; and

(ii)            the Secretary's Certificate specified in Section 9.02.

(c)           At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)     the certificates (the "Certificates") representing the Shares, duly endorsed in blank by the Seller, or accompanied by blank stock powers duly executed by the Seller;

(ii)            all minute books, stock record books, books of account, corporate seals and other documents, instruments and papers belonging to the Company;

(iii)   resignations, effective as of the Closing, of each director and officer of the Company, except for any officers who will remain employees of Company, at the sole discretion of the Purchaser; and

    (iv)          the Secretary's Certificate specified in Section 9.01

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

As an inducement to the Purchaser to enter into this Agreement, the Seller, hereby represents and warrants to the Purchaser as follows:

Section 4.01 Authority to Execute and Perform Agreement. The Seller has all requisite right, power and authority and full legal capacity to enter into this Agreement to be executed by the Seller, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been, and upon execution, will be, duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser and the other parties hereto this Agreement constitutes, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its respective terms.

Section 4.02 Due Authorization. The execution, delivery, and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Seller. The Seller has the full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

Section 4.03 Ownership of the Shares.

(a)    The Seller owns beneficially and of record the number of Shares set forth next to such Seller's name on Exhibit A and such Seller has good and marketable title to such Shares, free and clear of all Encumbrances.

(b)    Except for the number of Shares set forth next to the Seller's name on Exhibit A, the Seller does not own any shares of stock of, or other equity interests in, the Company and does not have any options, warrants or other rights to acquire shares of stock of, or other equity interests in, the Company, nor do any options, warrants or other rights to acquire share of stock of, of other equity interests in, the Company exist.

Section 4.04 No Conflict. The execution, delivery and performance of this Agreement by the Seller, does not and will not:

(a)            conflict with or violate, in any material respects, any Legal Requirement to which the Seller or its properties or assets is subject or bound; or

(b)    result in any material violation, breach of, or default under (or an event that with notice, or of the passage of time, or both, would constitute a material default), create any rights of acceleration, termination or cancellation or cause any material loss of rights under or result in the creation or imposition of any material Encumbrance on any properties or assets of the Seller, including the Shares owned by the Seller, under (A) any agreement, mortgage, franchise, permit or other authorization, right, restriction or obligation of any kind to which the Seller is a party, beneficiary or designee or by which such Seller is bound or to which any properties of the Seller may be subject, or (B) any Legal Requirement affecting the Seller or by which any properties or assets of the Seller may be bound.

Section 4.05 No Finder. Except as set forth on Schedule 5.19, neither the Seller, the Company, nor any party acting on the behalf of the Seller has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, consultant or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.06 SEC Filings. Seller has filed with the Securities and Exchange Commission all reports or documents required to be filed under the Securities Exchange Act of 1934, as amended, as it relates to the Company. Such reports and documents do not contain any material false statements or any misstatements of any material fact as it relates to the Company, Paxis or the general financial condition of the Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

As an inducement for the Purchaser to enter into this Agreement, the Company and the Seller, jointly and severally, and Paxis, with respect to the Sections below in which it is referenced represent and warrant to the Purchaser as follows:

Section 5.01 Corporate Organization. The Company is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or to so qualify would not have a Material Adverse Effect, and all such jurisdictions are set forth on Schedule 5.01.

Section 5.02 Capitalization.

(a)    The Company's authorized capital stock consists exclusively of 100 shares, consisting of 100 shares of common stock, $0.01 par value per share ("Common Stock"). As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and owned directly by the Seller. None of the Shares has been issued in violation of: (i) any preemptive or subscription rights, rights of first refusal or other rights, and none of the Shares is subject to any such rights; or (ii) any agreement or instrument to which the Company or the Seller is a party or by which any of them are bound. All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with the Company's Certificate of Incorporation and By-Laws and all applicable state and federal laws. Except for this Agreement, there are no agreements, arrangements, options, warrants, puts, calls, rights or commitments of any character relating to the issuance, sale, purchase, reservation, redemption, registration, voting or transfer of any shares or other securities of the Company and no stock appreciation, phantom stock, profit participation or other similar rights with respect thereto. All voting rights in the Company are vested exclusively in the Shares and there are no voting trusts, proxies or other similar agreements or understandings with respect thereto.

Section 5.03 Equity Investments.

(a)    The Company does not own, beneficially or of record, and is not obligated to acquire, directly or indirectly, voting securities or other equity interests in any Person or other business organization. The Company does not directly or indirectly control any Person or other business organization.

Section 5.04 Corporate Power; Authority; No Conflict.

(a)    The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereunder have been duly authorized by all necessary corporate action on the part of the Seller and the Company. The Company has the full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes, and upon execution, will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

(b)           Except as set forth on Schedule 5.04(b), the execution, delivery and performance of this Agreement, does not and will not:

(i)              violate or conflict with the Certificate of Incorporation or By-Laws of the Company or the Seller;

(ii)             conflict with or violate, in any material respects, any Legal Requirement applicable to the Company, the Seller or their properties or assets; or

(iii)    result in any material violation, breach of, or default under (or an event that with notice, or the passage of time, or both, would constitute a material default), create any rights of acceleration, termination or cancellation under, cause any material loss of rights under, or result in the creation or imposition of any material Encumbrance on any properties or assets of the Company under, (A) any agreement, mortgage, franchise, permit or other authorization, right, restriction or obligation of any kind to which the Company is a party, beneficiary or designee or by which the Company is bound or to which any properties or assets of the Company may be subject, or (B) any Legal Requirement affecting the Company or by which any properties or assets of the Company may be bound.

Section 5.05 Financial Statements.

(a)           Schedule 5.05(a) contains

             (i)    a copy of the balance sheet of the Company and Paxis as of June 30, 2008 and December 31, 2008 and the related statements of operations, for the one year and six month periods, respectively, then ended, (the "Financial Statements"); and

(ii)    a copy of the internally prepared balance sheet of the Company (which includes the assets and liabilities of Paxis acquired under the Purchase Agreement) as of January 31, 2009 (the "Most Recent Balance Sheet" and the date of the Most Recent Balance Sheet being referred to as the "Most Recent Balance Sheet Date") for the seven (7) month period then ended (the "Most Recent Financial Statement").

(b)           The Financial Statements and the Most Recent Financial Statement are herein referred to collectively as the "Financial Statements".

(c)           The Financial Statements, which are attached as Schedule 5.05(a):

(i)              present fairly, in all material respects, the financial position, assets, and Liabilities of the Company and Paxis as of the dates therein indicated;

(ii)             present fairly in all material respects, the results of the operations of the Company and Paxis for the periods covered thereby; and

(iii)    have been, in all material respects, prepared in accordance with GAAP applied on a consistent basis, except that the Most Recent Financial Statement does not contain footnotes and is subject to normal year-end adjustments.

Section 5.06 Absence of Certain Changes. Except as set forth on Schedule 5.06(a), since the Most Recent Balance Sheet Date: (a) there has been no change, condition, act, omission, event or occurrence that has resulted in a Material Adverse Effect; and (b) the Company has conducted its business only in the ordinary course and in conformity with past practice.

Section 5.07 Title; Physical Assets; Inventory; Intangible Property.

(a)    All operations of the Business are conducted through the Company.

(b)    The Company has and at the Closing will have good and marketable title to all of its assets free and clear of Encumbrances other than: (i) those Encumbrances set forth on Schedule 5.07(b); (ii) mechanics', carriers, workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (iii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iv) liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty; and (v) liens that secure debt that is reflected as a liability on the Most Recent Balance Sheet or the existence of which is referred to in the notes to the Most Recent Balance Sheet ("Permitted Encumbrances"). The material items of operating equipment of the Company are in good structural and operating condition and repair, with only ordinary wear, tear and deterioration of such assets excepted, except where the failure to be in such condition and repair would not adversely affect the operation of the Business or the value of the properties of the Company. All of the assets used by the Company in the conduct of the Business are owned, leased or licensed by the Company, and are located at the facilities identified in Schedule 5.07(b).

(c)    All of the Company's inventories, including without limitation finished goods, work in process, raw materials and supplies (collectively, the "Inventories"), are in good and usable condition, are carried on the books and records of the Company at the lower of cost (determined on a first-in-first-out basis) or market value in accordance with GAAP, except for miscellaneous defects in Inventories which neither individually nor in the aggregate will have any significant impact on the Business or financial results of the Company. None of the Inventories has been consigned to others, nor is any inventory of others consigned to the Company. All of the Inventories are of such quality as to be compliant in all material respects with the Company's current quality control standards. All Inventories (other than Inventories in transit) are located at the facilities identified in Schedule 5.07(c).

(d)    Schedule 5.07(d) sets forth all of the Internet domain names owned or possessed by the Company, trade names used by the Company, the grant back licenses as referenced in certain Material Contracts, and the technology related to the Hauser, Inc acquisition in 2004, which are used to conduct the Business. The Company does not own or possess any patents. All trademarks, trade names, Internet domain names, trademark registrations, service marks, service mark registrations, copyrights, inventions, business processes and technologies, software, databases, trade secrets and other unpatented and/or unpatentable proprietary or confidential information (except for the confidential information that the Company maintains through Confidential Disclosure Agreements signed with customers and other third parties), systems or procedures, and other intellectual property (collectively, "Intellectual Property") owned or possessed by the Company are free and clear of any Encumbrances except for the Permitted Encumbrances. Neither the Seller nor the Company is aware of any claim to the contrary or any challenge by any other person to the rights of the Company with respect to the foregoing. Except for the software licenses listed (along with number of applicable users) set forth on Schedule 5.07(d), the Company is not a party to any other Intellectual Property licenses ("Intellectual Property Licenses"). To the knowledge of Seller, the Company has complied in all material respects with the Intellectual Property Licenses, is not in breach and has not received any asserted or threatened claim of breach of, any Intellectual Property License, and has no knowledge of any existing or pending material breach by any other person to any Intellectual Property License. To the Company's, Paxis' and the Seller's knowledge, the Intellectual Property used in the Business does not infringe with any patents, trademarks, service marks, trade names, copyrights, trade secrets, or other Intellectual Property right of any person. No claim has been made against the Company, Paxis or the Seller alleging the infringement by the Company or the Seller of any trademark, service mark, trade name, copyright, trade secret or other Intellectual Property right of any person. The consummation of the transactions contemplated by the Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, the Company's right to own, use or hold for use any of the

Intellectual Property as owned, used or held for use in the conduct of its business as currently conducted.

(e)           Real Property.

(i)    Owned Real Property.

                   (A)              The Company does not own any real property.

             (ii)    Leased Real Property.

    (A)            Schedule 5.07(e)(ii) sets forth all of the real property leased by the Company (the "Leased Real Property").

    (B)    The Company has a valid and subsisting leasehold estate in, and enjoys peaceful and undisturbed possession in all material respects of, the Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

    (C)    The Company has delivered to Purchaser complete and accurate copies of all leases for the Leased Real Property, each of which is a Scheduled Agreement (as hereinafter defined).

    (D)    There are no (1) pending or, to the best knowledge of the Company or the Seller, threatened eminent domain, expropriation, or condemnation proceedings relating to the Leased Real Property, or (2) pending or, to the best knowledge of the Company or the Seller, threatened litigation or administrative actions relating to the Leased Real Property.

   (E)    Except as set forth on Schedule 5.07(e)(ii), the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

(iii)    The Company has not received any written notice for assessments for public improvements against any of the Leased Real Property which remains unpaid and, to the knowledge of the Seller, no such assessment has been proposed.

(iv)           This Section 5.07(e) does not relate to environmental matters, such items being the subject of Section 5.18.

Section 5.08 Accounts Receivable.

(a)     Except as set forth on Schedule 5.08(a), the accounts and notes receivable of the Company are and those acquired from Paxis are valid and genuine; have arisen solely out of bona fide sales, performance of services and other business transactions in the ordinary course of business consistent with past practice; and are not subject to set-offs, counterclaims or valid defenses, subject to allowances for collection losses recorded on the Company's books.

Section 5.09 Tax Matters.

(a)    Except as set forth on Schedule 5.09(a): (i) the members of the consolidated group of corporations including the Company and Paxis filing as one entity ("Affiliated Group") have filed all Tax Returns that it was required to file for each taxable period during which the Company and Paxis were members of the group; (ii) all such Tax Returns were true, correct and complete in all material respects; (iii) all Taxes owed by the Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Company and Paxis were members of the group; and (iv) no adjustment relating to such Tax Return has been proposed in writing by any Governmental Body.

(b)           The Company does not have any liability for the taxes of Paxis or any entity other than the Company.

(c)           There are no Tax liens (other than any lien for current Taxes not yet due and payable) on any of the assets or properties of the Company.

(d)           The Company:

(i)    Except as set forth in Section 8.01, the Company is not a party to any agreement relating to the sharing or allocation of Taxes, nor does it have any liability for Taxes of any other Person, including but not limited to Paxis or the Seller;

(ii)           Has not agreed nor is it required to make any adjustment under Section 481(a) of the Code (as a result of any examination by a taxing authority).

(e)    The accruals for all Taxes due by the Company on its Most Recent Balance Sheet are sufficient, and the accruals for all Taxes due by the Company as of the Closing will be sufficient, for all unpaid Taxes, whether or not disputed, in respect of the business and operations for the period then ended and all prior periods.

Section 5.10 Governmental Permits.

(a)    The Company owns, holds or possesses all material governmental licenses, franchises, permits, privileges, immunities, approvals, registrations, easements, rights and other authorizations which are necessary to entitle it to own, lease, operate and use its assets and properties and to carry on and conduct its business as currently conducted (herein collectively called "Permits"). Schedule 5.10(a) sets forth a list and brief description of each such Permit held by the Company as of the date of this Agreement.

(b)    The Company is and Paxis was, in compliance in all material respects with each of the Permits owned, held or possessed by it, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Permit. Each of the Company and Paxis has not received any written notice of any cancellation, default, or of any dispute, appeal or inquiry concerning any Permit, or of any event, condition or state of facts set forth in the preceding sentence. This Section 5.10 does not relate to environmental matters, such items being the subject of Section 5.18.

Section 5.11 Employees. Schedule 5.11 contains: (i) a list of all employees of the Company as of the date hereof (together with each employee's job title) and (ii) a list any employment contracts with any employees. The employees listed in Schedule 5.11 are leased to the Company by Oasis Outsourcing III, Inc. ("Oasis"), a professional employer organization. Oasis is responsible for paying all payroll withholding taxes for such employees and to the best knowledge of the Seller and the Company, Oasis is current with respect to these payments.

Section 5.12 Employee Relations.

(a)    The Company and Paxis have complied in all material respects with all applicable Legal Requirements relating to wages, hours, withholding, discrimination in employment, and other employment matters. Set forth on Schedule 5.12(a) is a list of any employment complaints or actions currently pending in any administrative or judicial tribunals of the State of Colorado and a list of any such complaints or actions that were settled subsequent to January 1, 2006.

(b)    Except as set forth on Schedule 5.12(b), Paxis and the Company are not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company.

(c)           Except as set forth on Schedule 5.12(c):

(i)    there is no unfair labor practice, charge or complaint relating to the Company's or Paxis' business pending before the National Labor Relations Board or any similar Governmental Body;

(ii)    there is no charge relating to the Company's or Paxis' business pending before the Equal Employment Opportunity Commission or any other Governmental Body responsible for the prevention of unlawful employment practices;

(iii)    there is no written grievance arising out of any collective bargaining agreement or other grievance procedure relating to the Company's or Paxis" business pending; and

(iv)    the Company and Paxis have not received written notice of the intent of any Governmental Body responsible for the enforcement of labor or employment Legal Requirements to conduct an investigation relating to the Company's Paxis' business and no such investigation is in progress.

Section 5.13 Employee Benefit Plans.

(a)           Schedule 5.13(a) contains a complete list of the Employee Plans in which the Company's employees participate or to which the Company or the Seller contributes.

(b)           Except as set forth in Schedule 5.13(b):

(i)           Pension Plans.

(A)    The Company, Paxis and the Seller do not maintain or contribute to and have not maintained or contributed to a Pension Plan that is subject to the minimum funding requirements of Section 412 of the Code or Part 3 of Title I of ERISA.

(B)   Multiemployer Plans. Neither the Company, Paxis nor the Seller has contributed to, participated in or otherwise has any liability with respect to, or within the past six (6) years has been obligated to contribute to, or has participated in or had any liability with respect to a Multiemployer Plan. No withdrawal liability to any Multiemployer Plan will be incurred as a result of the transactions contemplated by this Agreement or as a result of any events that have occurred or conditions that exist prior to Closing.

(c)   Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits (other than a routine claim for benefits pursuant to the terms of the plan) under any Pension Plan that is pending, or to the knowledge of the Seller, Paxis or the Company, threatened, against the Company, Paxis or any Pension Plan,

(d)   No Acceleration or Creation of Rights. Except as set forth on Schedule 5.13(d), neither the execution and delivery of this Agreement by the Company, Paxis or the Seller nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any person to benefit under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

(e)           Compliance with Law. Each Employee Plan is in compliance in all material respects with all Legal Requirements.

Section 5.14 Contracts. Schedule 5.14 sets forth a true and complete list of all Material Contracts to which the Company is a party or by which the Company or the Company's assets or business are bound.

Section 5.15 Status of Contracts. Each of the contracts, agreements, instruments, legally binding commitments or understandings listed in Schedule 5.14 and each other Schedule attached to this Agreement (collectively, the "Scheduled Agreements"), except as set forth on Schedule 5.15 or as otherwise specifically set forth in the Schedule in which such Scheduled Agreement is listed, constitutes a legal, valid and binding obligation of the Company, as the case may be, and is in full force and effect and is enforceable against the Company, in accordance with its terms, including but not limited to the Scheduled Agreements transferred to the Company under the Purchase Agreement. Except as set forth on Schedule 5.15 or such other Schedule in which such Scheduled Agreement is listed, the Company and Paxis have performed all material obligations required to be performed by it to date under the Scheduled Agreements, and is not in breach or default thereunder in any material respects.

Section 5.16 No Violation, Litigation or Regulatory Action.

(a)           Except as set forth on Schedule 5.16(a), the Company and Paxis have complied in all material respects with each Legal Requirement to which it or its Business,

operations, assets or properties are or have been subject. This Section 5.16(a) does not relate to matters with respect to Taxes, which are the subject of Section 5.09, or to environmental matters, which are the subject of Section 5.18.

(b)    Except as set forth on Schedule 5.16(b), (i) there are no lawsuits, claims, suits, proceedings or investigations pending, or to the knowledge of the Seller or the Company, threatened, against the Company or Paxis or threatened against the Seller but relating to the Company or Paxis and (ii) there are no actions, suits or proceedings pending or contemplated in which the Company or Paxis is the plaintiff or claimant or in which the Seller is a plaintiff or claimant on behalf of or for the benefit of the Company or Paxis, except as described in Section 2.4 of the Purchase Agreement and which were not acquired by the Company under the Purchase Agreement.

(c)    Except as set forth on Schedule 5.16(c), there are no injunctions, orders, awards or decrees of any Governmental Body currently in effect against the Company, or against the Seller or Paxis but relating to the Company.

Section 5.17 Insurance. Schedule 5.17 identifies each insurance policy maintained by or for the benefit of the Company. All such insurance policies are in full force and effect, and the Company is not in material default with respect to any of its obligations under any of such policies. Except as set forth on Schedule 5.17, there are no outstanding unpaid claims under any of such insurance policies. All premiums due and payable under any such insurance policies have been duly paid.

Section 5.18 Environmental Protection. Except as set forth on Schedule 5.18 and to the best knowledge of the Company, Paxis and the Seller:

(a)    The operations of the Company comply, and of Paxis complied, in all material respects with all applicable Environmental, Health or Safety Requirements of Law and there are no substances or conditions existing at any Facility that may support a claim or cause of action against the Company, Paxis or against the Seller but relating to Paxis or the Company under any Environmental, Health or Safety Requirement of Law.

(b)    The Company is in compliance in all material respects with all Permits required by the Company under Environmental, Health, or Safety Requirements of Law and the Seller is in compliance in all material respects with all Permits required by it in connection with the operation of the Business by the Company under Environmental, Health, or Safety Requirements of Law.

(c)     The Facilities and operations at the Facilities are not subject to any judicial or administrative proceeding, order, judgment, decree, settlement, or investigation, alleging or addressing (A) violation of any Environmental, Health or Safety Requirement of Law, or (B) any Remedial Action.

Section 5.19 No Finder. Except as set forth on Schedule 5.19, neither the Company, Paxis, the Seller nor any party acting on the behalf of the Company, Paxis or the Seller has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, consultant or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.20 Acquisitions and Divestitures.

(a)    Schedule 5.20(a) lists and identifies all acquisitions of or investments in the business, assets, capital stock or other equity interests, in any other entity or division thereof conducted at any time during the past five (5) years by the Company whether by purchase, merger, consolidation, or any other form of transaction, as well as all divestitures or sales of any business, subsidiary, division, or material assets of the Company at any time, including but not limited to the non-bankruptcy reorganization of certain assets of Paxis by the Company under the Purchase Agreement, other than sales of inventory and dispositions of personal property in the ordinary course of business (such transactions referred to as "Acquisitions and Divestitures"); and for each Acquisition or Divestiture, sets forth the date of the transaction, the interests acquired or sold, the parties to the transaction and the consideration therefore.

Section 5.21 Officers and Directors; Bank Accounts. Schedule 5.21 lists all officers and directors of the Company; all bank accounts and safe deposit boxes maintained by the Company and Paxis (unless already in the Company's name) and all authorized signatories therefor, specifying their respective authority; and all Company, and to the extent not already in the Company's name, Paxis debit cards under which any employee or officer of the Company may incur liability, and the persons holding such debit cards.

Section 5.22 Product Liability. To the knowledge of Seller, Paxis and the Company, each product that has been manufactured, sold or put into trade inventory by the Company and Paxis since January 1, 2006: (i) conformed and complied in all material respects with the terms and requirements of all applicable contractual commitments and all express and implied warranties, and (ii) was of such quality as to be compliant with the Company's or Paxis' thenexisting quality control standards.

Section 5.23 No Undisclosed Liabilities. Except as set forth on Schedule 5.23, the Company does not have any Liabilities except:

(a)           those Liabilities set forth on the Most Recent Balance Sheet and not heretofore paid or discharged; and

(b)    Liabilities of the same nature as those set forth on the Most Recent Balance Sheet and incurred in the ordinary course of business, consistent with past practice, after the Most Recent Balance Sheet Date.

Section 5.24 Books and Records. The books and records of the Company and Paxis have been maintained in all material respects accurately and completely, have been maintained in all material respects with good business practices and applicable legal, regulatory and accounting requirements, reflect only valid transactions and are complete and correct in all material respects.

Section 5.25 Restrictions on Business Activities. There is no judgment, injunction, order, decree or proceeding to which the Seller, Paxis or the Company is a party or by which the Company's assets is or may be bound, which prohibits or impairs the conduct of business by the Company as it is currently conducted, which includes the business acquired under the Purchase Agreement.

Section 5.26 The Purchase Agreement. The Seller, Paxis and the Company had all requisite right, power and authority and full legal capacity to enter into the Purchase Agreement, to carry out their obligations thereunder and to consummate the transactions contemplated thereby. The Purchase Agreement has been duly authorized, executed and delivered by the Seller, Paxis and the Company and constitutes a legal, valid and binding obligation of the Seller, Paxis and the Company, enforceable against each of them in accordance with its terms. At the time of the Purchase Agreement, (i) Paxis was duly incorporated, validly existing and in good standing under the laws of the State of Delaware. (ii) had full corporate power and authority to own or lease and operate and use its properties and assets and to carry on its business as then conducted, (iii) was duly licensed or qualified to do business and in good standing in each jurisdiction in which the properties leased by it or the operation of its business made such licensing or qualification necessary, except to the extent that the failure to be so licensed or to so qualify would not have a Material Adverse Effect.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As an inducement for the Seller to enter into this Agreement, the Purchaser represents and warrants to the Seller as follows:

Section 6.01 Corporate Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has full corporate power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted.

Section 6.02 Authority; No Violation.

(a)    The execution and delivery of this Agreement to be executed and delivered by the Purchaser and the performance hereof, including the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Purchaser and no other proceedings on the part of the Purchaser are necessary to authorize such execution, delivery and performance. The Purchaser has full right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been, and upon execution, will be, duly executed and delivered by the Purchaser and constitutes, and upon execution, will constitute, its legal, valid and binding obligation, enforceable against the Purchaser in accordance with its terms.

(b)           The execution, delivery and performance of this Agreement by the Purchaser, do not and will not:

    (i)    violate or conflict with the Certificate of Incorporation or By-Laws of the Purchaser;

    (ii)    conflict with or violate any Legal Requirement applicable to the Purchaser;

(iii)    result in any violation, breach of, or default under (or an event that with notice, or the passage of time, or both, would constitute a default), create any rights of acceleration, termination or cancellation or cause any loss of rights under, result in the creation or imposition of any Encumbrance on any properties or assets of the Purchaser under, (A) any agreement, mortgage, franchise, permit or other authorization, right, restriction or obligation of any kind to which the Purchaser is a party, beneficiary or designee or by which the Purchaser is bound or to which any properties of the Purchaser may be subject, or (B) any Legal Requirement affecting the Purchaser or by which any properties or assets of the Purchaser may be bound; or

Section 6.03 No Finder. Neither the Purchaser nor any party acting on its behalf has caused the Company or the Seller to become obligated to pay any fee or commission to any broker, finder, investment banker, consultant or intermediary for or on account of the transactions contemplated by this Agreement.

Section 6.04 No Litigation. There is no action, suit, proceeding or investigation pending or threatened which questions the legality or propriety of the transactions contemplated by this Agreement or which seeks to prevent or materially delay the transactions contemplated by this Agreement.

Section 6.05 Availability of Funds; Solvency. Purchaser will have received as of the Closing Date financing adequate to consummate the Acquisition contemplated by this Agreement.

ARTICLE VII
ACTION PRIOR TO AND SUBSEQUENT TO THE CLOSING

The respective parties hereto covenant and agree that:

Section 7.01 Investigation of the Company by the Purchaser. The Company has afforded the officers, certain directors and shareholders, employees and authorized representatives of the Purchaser (including, without limitation, attorneys, environmental consultants and engineers) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company, and allowed Purchaser to conduct such site inspections and investigations that Purchaser deemed appropriate and has furnished to the Purchaser, its officers, certain directors and shareholders, employees and their respective authorized representatives such additional information concerning the Company and its respective properties, assets, business and operations as has been reasonably requested, including, without limitation, all such information as was specifically requested by the Company on the Due Diligence Checklist and to conduct such site inspections and investigations that Purchaser deemed appropriate. Nothing contained in this Agreement shall obligate the Seller, or the Company to breach any duty of confidentiality owed to any person whether such duty arises contractually, statutorily or otherwise, but the Company or the Seller must disclose the existence of such an obligation to Purchaser, if such obligation prevents the disclosure of any information that is material to the decision of the Purchaser to consummate this Agreement.

Section 7.02 Further Action. Each party hereto shall execute such documents and other papers and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated hereby. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts under the circumstances to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, the parties hereto shall cooperate in using their reasonable efforts to promptly effect all registrations and filings with, and to obtain all consents, amendments, permits or other actions from, any Person required to be made or obtained by the terms of this Agreement or otherwise necessary or desirable for the due and punctual consummation of the transactions contemplated hereby.

Section 7.03 Publicity. Prior to the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any United States or foreign securities exchange; provided, however, that each of the parties may make internal announcements to their respective employees that are consistent with the palsies' prior public disclosures regarding the transactions contemplated hereby.

Section 7.04 Post Closing Cooperation. Purchaser shall reasonably cooperate with Seller in its prosecution of any claims retained by Paxis, including but not limited to, promptly forwarding all correspondence, and having employees, designated by Seller, available to assist in prosecution of such claims, provided that Seller reimburse Purchaser for the reasonable costs incurred as a result of such cooperation, including the provision or copying of any information or making employees available to assist Seller. As soon as practical after Closing, Seller will change the corporate name of Paxis to a name that is not confusingly similar. In addition, to the extent that cooperation of the Seller or Paxis is needed in connection with the transfers that have been undertaken in the Purchase Agreement, such as name changes and permit transfer, such cooperation will be rendered at no cost to the Purchaser.

ARTICLE VIII
OTHER COVENANTS AND AGREEMENTS

The Seller, the Company and the Purchaser covenant and agree as follows:

Section 8.01 Tax Matters. The Purchaser and the Seller covenant and agree as follows:

(a)    The following provisions shall govern the allocation of responsibility as between the Purchaser and the Company on the one hand, and the Seller, on the other, for certain tax matters following the Closing: (i) The income of the Company (including any deferred items triggered into income by Reg. Section 1.1502-13 and any excess loss account taken into income under Reg. Section 1.1502-19) shall be included on the current consolidated federal Income Tax Returns for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income. The Company shall furnish Tax information for inclusion in such consolidated Tax Return for the period that includes the Closing Date in accordance with the Company's past custom and practice. The income of the Company shall be apportioned to the period up to an including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of business on the Closing Date.

(ii)    The Seller shall prepare or cause to be prepared within the time and in the manner provided by Law, all tax returns of The Company ("Returns") for all periods commencing prior to the Closing Date and ending on or before the Closing Date that are due after the Closing Date, subject to the Purchaser's reasonable and prompt review of such Returns. Purchaser shall cooperate with the Seller in connection with such Returns including, without limitation, the signing and filing of such Returns. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by the Purchaser.

(iii)    For purposes of this Section 8.01, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (B) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company and all such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices.

(iv)    In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, other than Taxes imposed on a periodic basis, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be, in the case of Taxes that are either (A) based upon or related to income or receipts, (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)(other than conveyances pursuant to this Agreement), or (C) payable with respect to employee compensation, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date.

(v)    Any Taxes relating to any event which occurs on the Closing Date, but after the Closing, shall be deemed to be attributable to a period commencing after the Closing Date and shall not be considered a liability on the Statement.

(vi)    The Purchaser and the Company on one hand, and the Seller, on the other hand, shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Returns pursuant to this Section 8.01 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date, which information, records and documents shall be held subject to the confidentiality provisions hereof; and (C) preserve information, records or documents relating to Tax matters pertinent to the Company that are in its possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

             (vii)    The Purchaser shall timely pay all transfer, documentary, sales, use, stamp and other Taxes and fees arising from or relating to the transfer or disposition of the Shares contemplated by this Agreement, and the Purchaser shall, at its own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, stamp and other Taxes and fees relating to such transfer or disposition of the Shares. If required by applicable law, the Seller and the Company will join in the execution of any such Returns and other documentation.

(viii)    Any refunds or credits of Taxes of the Company relating to any taxable period ending on or before the Closing Date shall be for the account of the Seller. Any refunds or credits of Taxes of the Company for any taxable period beginning after the Closing Date shall be for the account of the Purchaser and the Company. Any refunds or credits of Taxes of the Company for any taxable period that begins before and ends after the Closing Date shall be equitably apportioned between the Seller and the Purchaser. Purchaser shall, if the Seller so requests and at the Seller's expense, cause the Company to file for and obtain any such refunds or credits to which the Seller is entitled under this Section 8.01(a)(vii). Purchaser shall cause the Company to permit the Seller to control the prosecution of any such refund claim, shall promptly forward and shall cause the Company to promptly forward to the Seller all notices or other communications received with respect to any such refund claim, and where deemed appropriate by the Seller, shall cause the Company to authorize by appropriate powers of attorney such Person as the Seller shall designate to represent the Company with respect to such refund claim. Purchaser shall cause the Company to permit Purchaser and the Seller to control jointly the prosecution of any refund or credit claim for any taxable period that begins before and ends after the Closing Date if such refund is to be equitably apportioned between the Purchaser and the Seller. The Purchaser shall cause the Company to forward to the Seller any refund to which the Seller is entitled pursuant to this Section 8.01(a)(vii) within five (5) Business Days after the refund is received (or reimburse the Seller for any such credit within five (5) Business Days after the credit is applied against other tax liabilities).

(ix)    The Seller shall be responsible for preparing any amended Returns for taxable years ending on or prior to the Closing Date which are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local or other taxing authorities for such taxable years as finally determined with respect to the Company. Any required amended returns resulting from such examination adjustments, as finally determined, shall be prepared by the Seller and such federal returns shall be furnished to the Company for approval (which approval shall not be unreasonably withheld or delayed), signature, and filing at least 30 days prior to the due date for filing such amended Returns.

(b)           Notwithstanding the foregoing provisions of this Section 8.01, anything herein to the contrary notwithstanding, with respect to any taxable period that begins before the

Closing Date and ends on or after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall not include any Taxes which the Company would not have owed or would not have become liable for if the Company had not been acquired by the Purchaser. By way of illustration, if as a result of the acquisition of the Company by the Purchaser, the Company obtains a tax nexus in any jurisdiction in which the Company would not have had a tax nexus had the Company not been acquired by the Purchaser, such tax liability shall be allocated to the Purchaser.

Section 8.02 Confidential Nature of Obligations. Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between the Purchaser, The Company and the Seller dated December 16, 2008 (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

Section 8.03 Maintenance of Books and Records. Each of the parties hereto shall preserve until the sixth (6`s) anniversary of the Closing Date all records possessed or to be possessed by such party relating to the business of The Company prior to the Closing Date. After the Closing Date, any party having legitimate need for such access shall, upon prior reasonable request specifying such need, be provided with access during regular business hours to: (i) the officers and employees of such party; and (ii) the books of account and records of such party, but, in each such case, only to the extent relating to the business of the Company and Paxis prior to the Closing Date; provided, however, that the foregoing right of access shall not be exercised in a manner interfering unreasonably with the normal operations and business of the party required to afford such access.

Section 8.04 Investigations.

(a)    The Purchaser acknowledges and agrees that it: (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Shares, the Company, the assets and liabilities of the Company; (ii) has been furnished with or given adequate access to such information about the Shares, and the Company and the assets and liabilities of the Company, as it has requested, including those documents and materials made available to the Purchaser and its representatives in management presentations.

(b)    In connection with the Purchaser's investigation of the Company, the Purchaser has received from the Seller certain estimates, projections and other forecasts for the Company. The Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Purchaser is familiar with such uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that the Purchaser will not assert any claim against any of the Seller or any of their agents, Affiliates, consultants, investment bankers or representatives, or hold any of Seller or any such persons liable with respect thereto.

(c)    Disclosure of any fact or item in any Section of this Agreement, or any Schedule hereto, shall, should the existence of the fact or item be relevant to any other Section of this Agreement or any other Schedule hereto, be deemed disclosed with respect to such other

Section of this Agreement and Schedule, but only to the extent such relevance is apparent on the face of such disclosure (without need for investigation or inquiry by Purchaser).

Section 8.05 Non-competition. Seller and Paxis covenant and agree that for a period ending three years from the Closing Date, Seller and Paxis will not, without the consent of Purchaser, directly or indirectly, in the United States of America ("Territory"), own, manage, finance, operate, join, control or participate in the ownership, management, financing, operation or control of, or be employed or connected in any manner with any business that competes with the Business.

Section 8.06 Intercompany Indebtedness. At Closing, Seller shall eliminate and forgive any Indebtedness owed to it by the Company.

ARTICLE IX.
CLOSING DOCUMENTS FOR CORPORATE ACTIONS

Section 9.01 Corporate Action by the Seller, Paxis and the Company

The Seller, Paxis and Company shall deliver to the Purchaser Certificates of the Secretaries of the Seller, Paxis and the Company: (i) attaching a unanimous consent of all of the members of the Board of Directors of the Seller, Paxis, and the Company, respectively in connection with the authorization and approval of the execution, delivery and performance by the Seller, Paxis and the Company of this Agreement; and (ii) setting forth the incumbency of the officers of the Seller, Paxis, and Company who have executed and delivered this Agreement, including therein a signature specimen of each such officer or officers, in the form of Exhibit B attached hereto.

Section 9.02 Corporate Action by the Purchaser. The Purchaser shall deliver to the Seller a Certificate of the Secretary of the Purchaser: (i) attaching a duly adopted resolution of the Board of Directors of the Purchaser in connection with the authorization and approval of the execution, delivery and performance by the Purchaser of this Agreement and the other documents executed on the date hereof; and (ii) setting forth the incumbency of the officers of the Purchaser who have executed and delivered this Agreement, including therein a signature specimen of each such officer or officers, in the form of Exhibit C attached hereto.

ARTICLE X AND XI
INTENTIONALLY OMITTED

ARTICLE XII
INDEMNIFICATION

Section 12.01 Indemnification by the Seller.

(a)    The Seller agree to indemnify the Purchaser against and hold it harmless from Losses and Expenses actually suffered or incurred by the Purchaser arising out of any breach of any warranty or the inaccuracy of any representation of such Seller, contained in Article IV of this Agreement.

(b)    The Seller, and Paxis agree to indemnify and hold harmless the Purchaser, its Affiliates (including, without limitation, the Company after the Closing) and each of their respective directors, officers, employees, agents and representatives and each of the heirs, executors, successors and permitted assigns of each of the foregoing (collectively, the "Purchaser Indemnified Parties" and individually, a "Purchaser Indemnified Party") from and against any and all Losses and Expenses incurred by any Purchaser Indemnified Party in connection with, resulting from or arising out of:

(i)    any breach by the Company, Paxis or the Seller of, or any other failure of the Company, Paxis or the Seller to perform, any of the Company, Paxis' or Seller's covenants, agreements or other obligations contained herein; and

(ii)           any breach of any warranty or the inaccuracy of any representation of the Company, Paxis or Seller contained in Article V of this Agreement;

Section 12.02 Indemnification by the Purchaser.

(a) The Purchaser agrees to indemnify and hold harmless the Seller, Paxis (and the Company, prior to the Closing) and each of the heirs, executors, successors and permitted assigns of the foregoing (collectively, the "Seller Indemnified Parties" and individually, a "Seller Indemnified Party") from and against any and all Losses and Expenses incurred by a Seller Indemnified Party in connection with, resulting from or arising out of:

(i)    any breach by the Purchaser of, or any other failure of the Purchaser to perform any of its covenants, agreements or obligations contained in this Agreement; and

(ii)           any breach by the Purchaser of any warranty or inaccuracy of any representation contained in Article VI of this Agreement.

Section 12.03 Indemnification Procedure. Any Purchaser Indemnified Party or Seller Indemnified Party who shall have a claim for indemnification under this Article XII (the "Indemnified Party") shall promptly deliver to the party from whom indemnification is requested (the "Indemnifying Party") a written notice (the "Notice") which shall: (i) state that Losses and Expenses have occurred or are threatened for which the Indemnified Party is entitled to indemnification pursuant to this Agreement; and (ii) specify in detail, to the extent known, the Losses and Expenses including the amount thereof, and the nature of the representation, warranty, covenant, obligation or conduct to which such Losses and Expenses are related. An Indemnified Party shall provide Notice to the Indemnifying Party in accordance with the preceding sentence promptly after becoming aware of any Losses or Expenses that the Indemnified Party shall have determined have given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder. Failure to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party pursuant to this Article XII, unless such Indemnifying Party is materially prejudiced thereby.

Section 12.04 Procedures Relating to Indemnification of Third Party Claims. If any Indemnified Party receives notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 12.01 or Section 12.02 (a "Third Party Claim"), and such Indemnified Party intends to seek indemnity pursuant to this Article XII, the Indemnified Party shall promptly provide the Indemnifying Party with written notice of such Third Party Claim, stating the nature, basis and, to the extent known, the amount thereof, along with copies of the relevant documents in the Indemnified Party's possession evidencing such Third Party Claim and the basis for indemnification sought. Failure to give prompt notice shall not relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party pursuant to this Article XII, unless such Indemnifying Party is prejudiced thereby. The Indemnifying Party will have twenty (20) days from receipt of any such notice of a Third Party Claim to give written notice to the Indemnified Party of its assumption of the defense thereof (an "Indemnification Acknowledgement"). If an Indemnification Acknowledgement is timely given as provided in the immediately preceding sentence, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice and at the Indemnifying Party's sole cost and expense; provided, however, that the Indemnified Party is authorized to file any motion, answer or other pleading that may be reasonably necessary or appropriate to protect its interests during such twenty (20) day period at the Indemnifying Party's cost and expense. In the event that (a) an Indemnification Acknowledgement is not timely given as provided herein, (b) the Indemnifying Party does not offer reasonable assurances to the Indemnified Party as to the Indemnifying Party's financial capacity to satisfy any final judgment or settlement or to diligently defend such claim, the Indemnified Party may, upon written notice to the Indemnifying Party, assume the defense (with legal counsel chosen by the Indemnified Party) and dispose of the claim, at the sole cost and expense of the Indemnifying Party. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith: (i) the Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, which retention and participation (except as provided in the next sentence) shall be at its sole cost and expense; (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such written consent will not be withheld or delayed unreasonably); and (iii) the Indemnifying Party will not: (A) admit to any wrongdoing; or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, in each case, without the prior written consent of the Indemnified Party (such written consent will not be withheld or delayed unreasonably). Notwithstanding receipt of an Indemnification Acknowledgment, the Indemnified Party shall have the right to employ its own counsel in respect of any Third Party Claim, but the fees and expenses of such counsel shall be at the Indemnified Party's own cost and expense, unless (A) the employment of such counsel and the payment of such fees and expenses shall have been specifically authorized by the Indemnifying Party in connection with the defense of such Third Party Claim, or (B) the Indemnifying Party has failed to diligently defend the Third Party Claim. The parties will use reasonable best efforts to minimize Losses and Expenses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party's prior written consent (such written consent will not be withheld or delayed unreasonably).

Section 12.05 Limits on Indemnification. Notwithstanding the foregoing provisions of this Article XII: (i) the Seller and Paxis shall not be responsible, pursuant to Section 12.01, for any indemnifiable Losses or Expenses suffered by any Purchaser Indemnified Party arising out of a breach of any representation, warranty, covenant, agreement or other obligation of the Seller, Paxis or the Company herein unless a claim therefor is asserted in writing during any applicable Survival Period (as provided in Section 13.02), failing which such claim shall be waived and extinguished; (ii) the Seller and Paxis shall not be liable for any Losses or Expenses indemnifiable under Section 12.01 unless the aggregate of all such Losses and Expenses exceeds, on a cumulative basis, an amount equal to $50,000 (the "Basket") in which case Seller and Paxis (as applicable) shall be responsible for all indemnifiable amounts under Section 12.01, and then only to the extent of any such excess above the Basket ; (iii) the aggregate liability of Seller and Paxis for indemnification under Section 12.01 shall in no event exceed $600,000.00 (the "Cap"). Notwithstanding the foregoing provisions of this Article XII: (i) the Purchase shall not be responsible, pursuant to Section 12.02, for any indemnifiable Losses or Expenses suffered by any Seller Indemnified Party arising out of a breach of any representation, warranty, covenant, agreement or other obligation of the Purchaser herein unless a claim therefor is asserted in writing during any applicable Survival Period (as provided in Section 13.02), failing which such claim shall be waived and extinguished; (ii) the Purchase shall not be liable for any Losses or Expenses indemnifiable under Section 12.02 unless the aggregate of all such Losses and Expenses exceeds, on a cumulative basis, an amount equal to the $50,000, in which case Purchaser shall be responsible for all indemnifiable amounts under Section 12.02, and then only to the extent of any such excess above the Basket; (iii) the aggregate liability of the Purchaser for indemnification under Section 12.02 shall in no event exceed $600,000.00.

Section 12.06 Calculation of Indemnity Payments. Payments by the Seller, or Paxis pursuant to Section 12.01 shall be limited to the amount of any liability or damage that remains after deducting therefrom: any insurance proceeds and any indemnity, contribution or other similar payment received (or deemed received) by the Purchaser or any Affiliate thereof from any third party with respect thereto. Payments by the Purchaser pursuant to Section 12.02 shall be limited to the amount of any liability or damage that remains after deducting therefrom: any insurance proceeds and any indemnity, contribution or other similar payment received (or deemed received) by the Purchaser or any Affiliate thereof, from any third party with respect thereto.

Section 12.07 Further Limitations on Indemnification.

(a)    Except with respect to any fraudulent act or omission of the Seller or Paxis, the Purchaser acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, the Purchaser hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it (or, after the Closing, the Company) may have against the Seller arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise), except such rights, claims and causes of action it may have for any fraudulent act or omission of the Seller or Paxis. Except with respect to any fraudulent act or omission of the Purchaser, the Seller and Paxis acknowledges and agrees that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article XII. In furtherance of the foregoing, the Seller and Paxis hereby waive, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against the Purchaser arising under or based upon any Federal, state or local statute, law, ordinance, rule or regulation (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise), except such rights, claims and causes of action it may have for any fraudulent act or omission of the Purchaser.

(b)    The Seller and Paxis shall have no Liability under any provision of this Agreement for any Losses or Expenses to the extent that such Losses or Expenses relate to actions taken by, or inaction of, the Purchaser or its Affiliates, including, without limitation, the Company after the Closing Date. The Purchaser shall take and shall cause the Company to take all reasonable steps to mitigate all such Losses and Expenses upon and after becoming aware of any event which could reasonably be expected to give rise to such Liabilities. The Purchaser shall have no Liability under any provision of this Agreement for any Losses or Expenses to the extent that such Losses or Expenses relate to actions taken by, or inaction of, the Seller and Paxis or their Affiliates. The Seller and Paxis shall take all reasonable steps to mitigate all such Losses and Expenses upon and after becoming aware of any event which could reasonably be expected to give rise to such Liabilities.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.01 Expenses. The Seller and Paxis, on one hand, and the Purchaser on the other hand, shall each pay all of their own costs and expenses incident to their negotiation and preparation of this Agreement and to their performance and compliance with all agreements and conditions contained herein including, without limitation, the fees, expenses and disbursements of counsel and accountants.

Section 13.02 Survival. The following survival periods shall govern for all purposes hereunder (each, a "Survival Period"):

(a)           All representations and warranties contained in Article IV, Article V and Article VI of this Agreement, other than the Special Warranties (as hereinafter defined) shall survive until 18 months after the Closing Date.

(b)           The following representations and warranties (the "Special Warranties") shall survive for the following periods:

(i)           The representations and warranties contained in Sections 4.01, 4.02, 4.03, 5.01, 5.02, 5.04(a) and the first sentence of Section 5.07(b) shall survive forever; and

(ii)           The representations and warranties contained in Sections 5.09, 5.13, and 5.18 shall survive until expiration of all applicable statutes of limitation.

(c)           All the covenants, agreements and obligations contained in this Agreement shall survive in accordance with their terms provided herein.

(d)    Notwithstanding anything to the contrary contained herein, a claim based upon a fraudulent act or omission shall survive until expiration of the applicable statute of limitations for such claim.

Section 13.03 Governing Law/Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to its choice of law rules.

(b)    With respect to any claim or cause of action in connection with the execution or performance of, or arising under, this Agreement or any document executed and delivered pursuant to this Agreement, each party hereto: (a) irrevocably submits to the exclusive jurisdiction of the state or federal courts located in the State of Delaware; (b) irrevocably waives any objection which such party may have to the laying on of venue of any such claim or cause of action brought in any such court; (c) irrevocably waives any claim that any such claim or cause of action brought in any such court has been brought in an inconvenient forum; (d) irrevocably waives the right to object, with respect to such claim or cause of action brought in ay such court, that such court does not have jurisdiction over such party; and (e) irrevocably agrees that service of process sufficient to confer personal jurisdiction in any such action can be made by any party on another via Federal Express (or comparable courier), with a copy by regular mail, with service to be made to the addresses set forth in Section 13.04 hereof, and irrevocably waives any objection which such party may have to such service of process in any such action.

Section 13.04 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered and received: (a) when delivered, if delivered personally; (b) four days after mailing, if mailed by registered or certified mail, return receipt requested and postage prepaid; (c) on the second business day after delivery to a private courier service with overnight delivery requested, if delivered to a private courier service providing documented overnight service; or (d) on the date received if transmitted by facsimile, in each case addressed as follows:

If to the Purchaser, to:

Cedarburg Pharmaceuticals, Inc.

870 Badger Circle

Grafton, WI 53024

Attn: Chief Executive Officer

With a copy to:

Karen M. Muller, Esq.

420 Exchange, Suite 270

Irvine, CA 92602

If to the Seller, to:

Integrated Biopharma, Inc.

Attn: CEO

225 Long Avenue, Building 5

Hillside, New Jersey 07205

With a copy to:

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016
Attn: Daniel A. Swick, Esq.
Facsimile No.: 212-592-1500

or to such other address as the recipient party has specified by prior written notice to the sending party (which change of address notice will be deemed to have been given, delivered and received upon actual receipt thereof by the recipient party).

Section 13.05 Successors and Assigns: Benefit.

(a)           The rights of Seller and Paxis under this Agreement shall not be assignable by any such party without the written consent of the Purchaser and the rights of the

Purchaser under this Agreement shall not be assignable by the Purchaser without the written consent of the Seller.

(b)    This Agreement shall inure to the benefit of and be enforceable by the parties hereto, the Purchaser Indemnified Parties, the Seller Indemnified Parties and the successors, heirs, administrators, executors and permitted assigns of each of the foregoing.

Section 13.06 Entire Agreement; Amendments; Waiver.

(a)    This Agreement, the Exhibits and Schedules referred to herein, the other agreements and documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto.

(b)    No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the parties hereto. Notwithstanding the foregoing, the Seller may, from time to time prior to or at the Closing, by notice in accordance with this Agreement, supplement or amend any Schedule hereto. No course of dealing between the parties to this Agreement shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay by any party to or beneficiary of this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party to or beneficiary of this Agreement of any such right or remedy shall preclude the other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 13.07 Interpretation.

(a)    The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

(b)    The terms "herein," "hereof' and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

(c)    Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

Section 13.08 Severability. The parties agree that: (a) the provisions of this Agreement shall be severable in the event that any of the provisions hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable; (b) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable; and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

Section 13.09 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

Section 13.10 Third Party Beneficiaries. Except as provided in Article XII, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 13.11 Definitions. As used in this Agreement, the following terms shall have the meanings specified or referred to in this Section 13.11.

          (a)   "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

(b)   "Business Day" means any day other than a Saturday, a Sunday, or another day on which banks in the State of New York are authorized or required not to be open for conduct of their normal banking operations.

          (c)   Intentionally Omitted

          (d)           "Code" means the Internal Revenue Code of 1986, as amended.

          (e)   "Contaminant" means any pollutant, hazardous substance, toxic substance, radioactive substance, hazardous waste, petroleum or petroleum-derived substance or waste, radioactive waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof, and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

          (f)           "Employee Plans" means all Multiemployer Plans and Pension Plans.

          (g)   "Encumbrance" means any lien, claim, charge, security interest, mortgage, pledge, easement, right of use, encroachment, boundary disputes, conditional sale or other title retention agreement, proxy, voting agreement or trust, lease, tenancy, right of occupancy or license or use by another person, defect in title, covenant or other restriction or limitation of any kind.

          (h)   "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Legal Requirements derived from federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to any Remedial Action and any law, regulation, or order relating to the work place or worker safety and health, as such Legal Requirements are promulgated and amended by the specifically authorized agency responsible for administering such Legal Requirements.

          (i)   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (j)   "Expenses" mean any and all expenses reasonably incurred by any Purchaser Indemnified Party or Seller Indemnified Party in connection with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding (including without limitation court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals) or by any other Person and legally required to be paid by any Purchaser Indemnified Party or Seller Indemnified Party (including without limitation pursuant to such an Indemnified Party's obligation to indemnify another Person).

          (k)   "Facility" or "Facilities" means any real property, plant, building, facility or structure, currently owned, leased or operated by the Company, Paxis or by the Seller for the Business.

          (1)   "GAAP" means United States generally accepted accounting principles.

          (m)   "Governmental Body" means any court, government (federal, state, local or foreign), department, commission, board, agency, bureau, official or other regulatory, administrative or governmental authority.

          (n)   "Indebtedness" as applied to any Person, means the indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including without limitation, (i) all indebtedness of such Person for the deferred purchase price of property or services represented by a note, earnout or contingent purchase payment, (ii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iii) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of the property subject to such mortgage or lien, (iv) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, excepting therefrom those leases set forth on Schedule 5.07(e)(ii) and the equipment lease set forth in Schedule 5.07(b), (v) any credit extended on behalf of such Person in the nature of banker's acceptances or letters of credit, (vi) any obligations (including, but not limited to, interest, fees, penalties and other expenses) under any interest rate swap agreements or instruments, (vii) all interest, fees and other expenses owed with respect to the indebtedness referred to above, and (viii) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss; provided, however, in no event shall Indebtedness include any Current Liability.

          (o)    "IRS" means the Internal Revenue Service.

          (oo)   "Knowledge of the Company" means the actual knowledge of Rod McKeever.

          (ooo)         "Knowledge of Paxis" means the actual knowledge of Jeffrey R. Leach.
          (p)      "Knowledge of the Seller" means the actual knowledge of Jeffrey R. Leach and Dina L. Masi

          (q)      "Legal Requirement" means any law, statute, rule, regulation, governmental permits, judgment, decree, Order, ordinance, variance, directive, code or requirement of any Governmental Body.

          (r)       "Liability and Liabilities" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility of any nature whatsoever, whether known or unknown, asserted or unasserted, matured or unmatured, liquidated or unliquidated, absolute or contingent, secured or unsecured.

          (s)       "Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges, whether incurred by any Purchaser Indemnified Party or Seller Indemnified Party directly or indirectly, including without limitation pursuant to such an indemnified party's obligation to indemnify another Person, but shall not include Expenses.

          (t)       "Material Adverse Effect" means a material adverse effect (i)on the financial condition, results of operations or business of the Company as a whole, or (ii) on the ability of Seller to consummate the Acquisition. For purposes of this Agreement, "Material Adverse Effect" shall exclude any effects to the extent resulting from (A) changes in the United States or foreign economies in general, (b) changes, in general, in the industries in which Company engages and not specifically relating to the business of the Company and (C) the execution of this Agreement.

          (u)              "Material Contracts" means, with respect to any specified Person, any:

(i)              contract with any employee or consultant;

(ii)             contracts or arrangements providing for bonuses, options, deferred compensation, stock or phantom stock rights;

(iii)    executory contract that requires, in accordance with its terms, future payments excess of $25,000, and that is not cancelable for less than ninety (90) days' notice, other than purchase orders in the ordinary course of business;

(iv)           guaranties, performance bonds and surety or indemnification agreements;

(v)           contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $25,000, or in the aggregate $100,000, or of a duration of more than twelve (12) months, in any case, other than purchase orders in the ordinary course of business;

             (vi)               contract to sell or supply products in excess of $25,000, or of a duration of more than twelve (12) months, in any case, other than purchase orders in the ordinary course of business;
             (vii)              confidentiality and non-disclosure agreements and any contract limiting or restraining it from engaging or competing in any lines of business with any Person;

             (viii)     contract with any customer providing for a volume refund, retrospective price adjustment, price guarantee or other promotional program;

             (ix)                leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property where the lease or sublease provides for an annual rent in excess of $25,000;

             (x)                 mortgage, indenture, note debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to the Company or agreement for a line of credit or in respect of any Indebtedness of the Company;

(xi)               license, franchise or distributorship agreement, including those which relate in whole or in part to any software, technical assistance or other know-how used in the conduct of the Company's business currently or at any time during the prior twenty-four (24) months;

(xii)               partnership or joint venture agreement;

(xiii)     commitment or agreement for any capital expenditure or leasehold improvement in excess of $100,000 and

(xiv)     any contract or agreement material to the Business of the Company.

          (v)   "Multiemployer Plan" means any "Multiemployer Plan," as defined in Section 4001(a)(3) of ERISA, (A) which the Seller, Paxis or the Company maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company may incur any liability and (B) which covers any employee or former employee of the Paxis or Company (with respect to their relationship with such entity).

          (w)           "Order" means any order, writ, injunction, ruling, judgment, stipulation or decree by or with any Governmental Body.

          (x)   "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which the Seller, Paxis or the Company maintains, administers, contributes to or is required to contribute to, or, within the three (3) years prior to the date of this Agreement, maintained, administered, contributed to or was required to contribute to, or under which the Company may incur any liability and (B) which covers any employee or former employee of Paxis or the Company (with respect to their relationship with such entities).

          (y)               "Person" means and includes an individual, a partnership, a corporation, a trust, a joint venture, a limited liability company, an association, an unincorporated organization and any Governmental Body or other agency or authority.

          (z)               "Prime Rate" means the rate of interest quoted or announced by JPMorgan Chase Bank on the Closing Date as its prime rate for commercial loans.

          (aa)   "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Facility, including the movement of Contaminants through or in the air, soil, surface water or groundwater of any Facility.

          (bb)   "Remedial Action" means any and all actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger public health or welfare or the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

          (cc)    "Taxes" means any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, real and personal property taxes, special assessments, water and sewer charges, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by any Governmental Body.

          (dd)   "Tax Return" means any return (including any information return), report, statement, schedule, notice, form, estimate, or declaration of estimated tax relating to or required to be filed with any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.

[INTENTIONALLY LEFT BLANK - SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Cedarburg Pharmaceuticals, Inc.
Purchaser

By: /s/ R. Anthony Laughrey
Name: R. Anthony Laughrey
Title: President and CEO

INB: HAUSER PHARMACEUTICAL SERVICES, INC.
Company

By: /s/ Jeffrey R. Leach
Name: Jeffrey R. Leach
Title: President

INB: PAXIS PHARMACEUTICALS, INC.

By: /s/ Jeffrey R. Leach
Name: Jeffrey R. Leach
Title: President

INTEGRATED BIOPHARMA, INC.
Seller

By: /s/ Jeffrey R. Leach
Name: Jeffrey R. Leach
Title: Chief Executive Officer